Exhibit 10.1

2003

Community First

Corporate

Annual Incentive Plan

2003 Corporate AIP

Table of Contents

Cover

Table of Contents

AIP Message from Mark Anderson

Annual Incentive Plan Overview

Plan Design

External Award Calculation

Balanced Scorecard Detail

Message from Mark Anderson

Balanced Scorecard Performance Measures

Performance Measure Definitions

2003 Qualifying Products

Performance Measurement Schedule

Attachments:

Internal Award Calculation

Balanced Scorecard Calculation Example

TO: FROM: RE: DATE:	Senior Management Corporate Vice Presidents Mark A. Anderson 2003 Annual Incentive Plan February 18, 2003

It is a new year; a new opportunity to prove our performance.  As Wayne Gretzky said, ‘You’re only as good as your last shift on the ice.”  We have completed the first 10% of 2003 and if we want to make 2003 as successful as 2002, to achieve and exceed our plan objectives, and continue to prove to the world that we have a truly special company, we must focus on our contributions to the success of the Community First team.

“Improving Lives Through Financial Solutions”

Do you believe it?

Do you support it?

How do you help improve lives?

You are part of the Community First future and that future starts today.  We are determined to be the best Community First we can be and you are a critical part of our success and the success of our strategic initiatives.  We believe that we can be a top financial performer in the industry, an employer of choice, and can improve our client’s lives.  On behalf of the Board of Directors of Community First Bankshares, Inc., I invite you to affirm your commitment to our future, our success, and our Mission/Vision/Values and participate in the 2003 Annual Incentive Plan.

One year ago, as we launched the 2002 plan following very attractive 2001 incentive awards, I took a very bold stand in suggesting the 2002 awards would be the largest to date.  That prophecy was realized.  Today, we have the opportunity to continue that direction.

I challenge you to commit yourself also to understanding the components of the plan, why they are important and how you can contribute.

Best wishes for 2003.  Let’s make it a team win that will make it a success for us all.

Introduction

As we approach 2003 with new challenges and opportunities by offering our customers quality financial services, it is important that our compensation package rewards outstanding performance in meeting our sales, financial and credit quality goals.

Plan Objectives

The Annual Incentive Plan (AIP), has been designed to motivate superior performance and create additional shareholder value.

Administrative Guidelines

Eligibility Requirements - All Community First designated Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, COO & CEO are eligible for the Corporate AIP.

Award Potential - There is no cap on the amount of AIP you are eligible to earn.  AIP is determined as a percent of your year-end annual salary.  This award is based on achievement of all designated measures.

Incentive Payment Schedule - The AIP will be calculated and paid at the end of each plan year, and is typically paid with the first full pay period in March of the year following the incentive period.  The AIP plan year is defined as CFB’s fiscal year, which is also the calendar year.

Communication – AIP progress will be tracked and reported quarterly using actual data where available and providing estimates on all others.  You are encouraged to track the measures on an on-going basis.

New Hires - Employees hired into eligible positions between January 1 and June 30 of the plan year are eligible for the plan and may receive a pro-rata award.  For example: someone hired in May will be paid for seven months of earned incentive.  Employees hired after June 30 may be eligible to participate in the plan and receive a pro-rata award at the discretion of President/CEO and Director of Human Resources.

Promotions - Employees promoted into AIP eligible positions would be covered under the same provisions as a new hire.

Voluntary Resignation, Involuntary Resignation or Termination prior to the end of the plan year – Potential incentive payment is forfeited.

Voluntary Demotion – Payment may be made at the discretion and approval of the President/CEO and Director of Human Resources.

Transfers – If the employee transfers out of an eligible position, an award may be pro-rated.  If an employee transfers to a different size location, the AIP calculation will be pro-rated to reflect the appropriate time worked in each location during the plan year.

Medical or Unpaid Medical Leave of Absence – Will be reviewed on a case by case basis.

Overall Performance Requirements – To emphasize that achievement of the incentive plan goals must not come at the expense of other responsibilities, no incentive awards will be made to participants whose overall performance for the year receives a rating of less than “Meets Expectations”.

Periodic Review – Periodically the effectiveness of the plan will be reviewed to assure the plan supports CFB’s strategic direction.  Each year the plan will be reviewed to determine participant eligibility and whether it will be continued for the next fiscal year.

Reserved Right - Community First reserves the right to change any and all terms of the Corporate Annual Incentive Plan, up to and including termination of the plan, at any time.

2003 Annual Incentive Plan (AIP)

Plan Design

I. Group	Target Incentive	Maximum
CEO	50%	100%
Vice Chairman/COO	40%	80%
Division Presidents Chief Financial Officer Chief Investment Officer CIO/Pres. of CFTI Credit Officer SVP/Human Resources	30%	60%
All other SVP’s	25%	50%
VP’s	15%	30%

II. AIP Split (50% Internal/50% External)	Target Incentive	Internal	External
A.	50%	25.0%	25.0%
B.	40%	20.0%	20.0%
C.	30%	15.0%	15.0%
D.	25%	12.5%	12.5%
E.	15%	7.5%	7.5%

III. Balanced Scorecard Split	AIP	Balanced Scorecard	Total Incentive
Division Presidents	50%	50%	100%
All Other	75%	25%	100%

For Division and CFC Presidents, the Corporate AIP represents 50% of their Incentive Plan structure.  The other 50% will be determined based upon the Balanced Scorecard approach.  The Balanced Scorecard is the annual incentive plan we use for our Bank Presidents/Branch Managers (our Sales Management Group).   For all other Corporate participants, the AIP represents 75% of their incentive and 25% is driven by the Balanced Scorecard.

Balanced Scorecard – Target Incentive
Group	Target Incentive
1% 2	100%
3	75%
4	60%
5	50%

EXTERNAL AWARD CALCULATION

Compares CFB performance in 2002 on Return on Equity (ROE) and Total Shareholder Return (TSR) to SNL peer group (30 banks).

Percentile	85th or higher	100%	150%	200%
ROE	50th*	50%	100%	150%
	49th or lower	0%	50%	100%
		49th or lower	50th *	85th or higher

Percentile TSR

*Award will be prorated from 50th % to 85th %.

External award calculation:

		% of Salary at Performance Level
	Target	50%	100%	150%	200%
I	25.00%	12.50%	25.00%	37.50%	50.00%
II	20.00%	10.00%	20.00%	30.00%	40.00%
III	15.00%	7.50%	15.00%	22.50%	30.00%
IV	12.50%	6.25%	12.50%	18.75%	25.00%
V	7.50%	3.75%	7.50%	11.25%	15.00%

The Selected Peer Group reflects our selection of the 29 other institutions most like the subject institution to be used as a peer group in comparing relative compensation levels. The automated process searches in sequence for:

1.  Banks in the same state within 40% of total assets.

2.  Banks in the same region within 40% of total assets.

3.  Banks in the same state within 80% of total assets.

4.  Banks in the same region within 80% of total assets.

5.  Any bank within 40% of total assets.

6.  Any bank within 80% of total assets.

7.  Banks closest in asset size.

If at any point in the sequence 29 banks are found, the sequence stops and those banks form the Selected Peer Group.  If step six is reached and there are still not 29 other banks, the banks closest in asset size any where in the country are chosen to round out the peer group.

A Message from Mark Anderson (Balanced Scorecard)

Greetings Team!!!!!

As we complete 2002, we realize the second complete year utilizing the Balanced Scorecard.  What is the assessment after nearly two years of use?  The Balanced Scorecard continues to have an increasing impact on performance and actions, and we made tremendous progress across the board in the Scorecard components.  During the initial year of usage, we learned a great deal about the scorecard and as a result, we made some very important enhancements to it for 2002.  Our interest in a meaningful scorecard and desire to “listen to you”, led to a few additional modifications during the year in the form of a “retroactive mid-year correction”.  This is a terrific tool and measurement vehicle for all of us and the improvement in our Balanced Scorecard totals have been very impressive.

Not content to stay the same, we assembled all the feedback, questions and concerns from you.  This led to a tremendous series of discussions and debates about every aspect of the scorecard that resulted in:

•                  A reaffirmation of our support of the scorecard,

•                  Sweeping modifications for 2003, and

•                  Groundwork for additional change in 2004.

The attached material will present the 2003 Balanced Scorecard.  Among the highlights:

Removed from Scorecard

•      Investment Income to Plan

•      Loan Fees to Plan

•      Campaign Performance

•      New Customer Cross-Sell

Added to Scorecard

•                  Penetration (OPB, OBB & Debit Card)

•                  Net Revenue Growth

Why did we drop these four measures?

•                  Investment income and loan fees are also critical components of Net Revenues/FTE and Non-Interest Income/FTE.  This levels the playing field across markets and the 90-day plans will still tie to profit plan levels for each category, while we emphasize total fee income growth.

•                  Campaign performance has been removed since we have elected to change our approach to campaigns.  Our new approach will tie closely to promotion areas, 90-day plans and the new scorecard.

•                  New customer cross-sell – Frankly, we would like to have retained this measure and believe that we may have this (or a better measure) as a scorecard component in the future with more accurate data and less need to manually test the system.  Keep emphasizing new customer solutions and additional products.

Why did we add two new measures?

•                  Growth/Penetration – Alternative channels are critical relationship builders.  With the explosive growth of OPB (Online Personal Banking), OBB (Online Business Banking) and debit card usage, we have shown the importance of these approaches to transactions by our clients.  As an interesting note, since our debit card information does not provide easily available location by location information, this is a team goal.  All Community First banks will work together, drive penetration and success, and receive the same score.

•                  Net Revenue Growth – This is a very important change that emphasizes growing our business, whether it is with new or existing clients.  Put simply, we must realize growth, and the earlier scorecard did not have an ideal reward for growth.

The list of enhancements continues.  Our scaling has been changed in a way that provides narrower bank scoring which will result in more accurate scores.  We added a bonus point feature to the credit component.  The weights of the components of the scorecard were reviewed and changed as appropriate given our 2003 focus.

Finally, in conjunction with our analysis of the scorecard, there was a very strong consensus that in the future, the next generation of the Balanced Scorecard will become more balanced.  How do we do that?  The inclusion of an employee component and a client component appear to be appropriate.  For 2003, we will work on developing a “below the line” (that is to say, we will develop a score but it will not factor into the 2003 scorecard) baseline for client and employee.  Our objective is to include those in the Balanced Scorecard in 2004 or 2005.

We are very excited and hope you share the enthusiasm.  There are great opportunities in Community First and the excellent progress over the past few years provides an excellent leverage point.  Thank you for proving the importance of the Scorecard.

All the best,

Mark Anderson, CFA

President and Chief Executive Officer

Balanced Scorecard Performance Measures

There are six measurement factors included in the AIP plus two “below the line” measures.   Our six weighted measures are:

1.               Number of sales per FTE per week

2.               Net Controllable Revenue per FTE

3.               Controllable Non-interest Income per FTE

4.               Net Controllable Revenue Growth

5.               Credit Goal Scoring

6.               Growth/Penetration

2003 brings increased focus on two key areas of our success: our people and our customers.  For the first time, we’ll be including measures for each of those areas, providing feedback and building benchmarks for future planning.  Ultimately a determination will be made as to which of these, if any will be integrated in to future scorecard measures.

These two measures have no weighting in 2003 and will not affect scorecard awards.

In addition to these measures, the bank’s performance against profit plan is an important indicator of success and is included in the AIP.  The profit plan is based on historical performance but is designed to drive higher level performance.

If the RFC/CFC’s actual performance is less than 90% of profit plan, unless a ROE of 30% is achieved, no AIP will be awarded.  Where actual performance exceeds the profit plan, a higher AIP will be paid to reward Presidents/Managers.

Those employees who establish aggressive profit plans, with higher levels of performance over the previous year, and exceed those plans, will receive a bonus incentive.

Calculating the Balanced Scorecard AIP Award

•                  Each of the measures are based on actual performance and multiplied by the weight assigned to each.  These weighted scores are added to obtain the Balanced Scorecard Points.  Bonus points have been added to all of the measures.  This will allow rewards for performance above and beyond expectations.  Also, a special bonus is included on Sales/FTE/Week measure.  Locations that have a 20% increase over their 2002 average will move into the next higher level.  This will reward substantial growth performance.

•                  The bank’s actual Performance vs. Profit Plan is then computed.  If it is less than 90%, unless the specified ROE is achieved, no AIP will be awarded.

•                  The Balanced Scorecard Performance Points number is computed by multiplying the Total Performance Points in Part A by the Bank’s Performance vs. Profit Plan from Part B.  This provides for a higher incentive when the bank’s performance exceeds plan.

•                  The Target Incentive for each bank is based on a grid showing the bank’s Net Controllable Revenue per FTE vs. Annualized Pretax Adjusted Earnings.  This target incentive takes into account bank earnings and efficiency, rewarding banks that achieve higher earnings and greater efficiency.

•                  The Base Balanced Incentive is computed by multiplying the Target Incentive (D) by the Balance Performance Index (C).  This is the percent of base salary to be paid as the AIP.

•                  A Bonus Incentive is added to the AIP if the bank’s Balanced Scorecard Points (A) are greater than 50 and the bank’s performance vs. profit plan exceeds 100%.  The bonus incentive is based on a schedule reflecting the percentage increase in the 2003 Profit Plan pre-tax adjusted earnings over the 2002 actual pre-tax adjusted earnings.  This is intended to provide higher rewards for Presidents/Managers who set aggressive plans and exceed them.

•                  The Total Balance Incentive Percentage equals the Base Balanced Incentive plus the Bonus Incentive, if applicable.  This is the total percentage of the Bank President/Managers salary to be paid out as the AIP.

The following pages illustrate how the Balanced Scorecard AIP scoring and calculations are determined:

1.               Performance Measure Definitions

2.               2003 Qualifying Products

3.               Performance Measure Schedule that shows the assigned goal and scoring tiers

2003 CFB Balanced Scorecard

Regional Financial Centers/Community Financial Centers

Performance Measurement Definitions – Presidents/Managers

1. Number of Sales/FTE/Week

Sales

= # of qualifying products sold. A list of qualifying products is included (see page 10).
FTE

= Full-time equivalents, on an actual hours worked basis, as reported on the Ceridian Payroll System.  The calculation for incentive purposes will use the monthly FTE:

•      All Bank and Investment Employees

•      .60 Trust

•      .30 Insurance

Week	= # of weeks in the period being reported. This will be adjusted for the exact number of days in the period.
The calculation for incentive purposes will be based on Quarterly performance divided by four quarters for the year.

*Special Credit: a 20% increase over same quarter 2002 average will allow a move to the next higher payout level.

2. Net Controllable Revenue/FTE
Net Controllable Revenue	= (Net Interest Income + Total Non-interest Income (including loan fees+JV Soft Dollar fees) - Security Gains - BOLI Benefit - Undistributed Income from subsidiaries).
FTE

= Full-time equivalents, on an actual hours worked basis, as reported on the Ceridian Payroll System.  The calculation for incentive purposes will use the monthly FTE:

•      All Bank and Investment Employees

•      .60 Trust

•      .30 Insurance

The calculation will be based on year-to-date annualized performance.

3. Controllable NII/FTE
NII	= (Total Non-Interest Income (incl. loan fees+JV Soft Dollar fees) - Security Gain - BOLI Benefit - Undistributed Income)
FTE

= Full-time equivalents, on an actual hours worked basis, as reported on the Ceridian Payroll System.  The calculation for incentive purposes will use the monthly FTE:

•      All Bank and Investment Employees

•      .60 Trust

•      .30 Insurance

The calculation will be based on year-to-date annualized performance.

4. Net Controllable Revenue Growth
Net Controllable Revenue	= (Net Interest Income + Total Non-interest Income (incl. loan fees+JV Soft Dollar fees) - Security Gains - BOLI Benefit - Undistributed Income from subsidiaries).

5. Credit Measurements
Credit Goal Scoring	= This is the Credit Goal Score as reported in the Credit Goal Report prepared by Loan Accounting.

6. Growth/Penetration

On-line Personal Banking

= # of new enrollees
On-line Business Banking	= # of new enrollees
Debit Card Penetration	= # increased transactions

STUDY MEASURES
1. People Index
Voluntary Turnover

Employees who choose to leave employment with Community First.  Reasons will typically include:  new job, working conditions, pay or other personal reasons.  This will be reported monthly with an annual roll-up.

Employee Engagement
There will be an employee satisfaction survey conducted across the company once during 2003. An average of all responses will be reported as well as an average for each location and/or department.

2. 2003 Customer Performance Indicators
Annual Customer Telephone Survey

Customers across Community first will be surveyed to assess industry-accepted drivers of customer engagement.  Each Branch/Market will receive a benchmark score.  It is anticipated this survey will be conducted in second quarter.

Percentage of Single Service Households

Single Service Households represent significant opportunities to grow existing customer relationships.  By Branch, this percentage will be reported with the monthly Scorecard.  This number will be compared to the 2002 year-end benchmark.

Total Household Cross-Sell

The number of accounts held by a household directly correlates to customer retention, loyalty, and profitability.  By Branch, this number comprised of both personal and business households will be reported with the monthly Scorecard.

New Customer Household Cross-Sell

The number of accounts sold to new customer households directly correlates to the Branch sales process.  By Branch, this number comprised of both personal and business households will be reported with the monthly Scorecard.

Other Definitions

Pretax Adjusted Earnings = income b/4 tax + corp directed training + corp directed advertising + CFSC data processing + goodwill + intangibles + mgmt fee - undistributed income from subsidiaries - securities gains

2003 CFB Balanced Scorecard

Regional Financial Centers/Community Financial Centers

2003 Qualifying Products for Sales Measurements

(Changes from 2002 highlighted in blue)

Number of Sales/FTE/Week

Qualifying New Products	Source

1. Checking (Retail, Business, and Public)	1. ITI
2. Savings (Retail, Business, and Public)	2. ITI
3. Certificate of Deposit (Retail, Business, and Public)	3. ITI
4. Retirement Accounts (Savings and Certificates)	4. ITI
5. Loans/Lines	5. ITI
• Consumer loans
• Ready Credit
• Mortgage (non-CFM)
• Home Equity Loans & Lines
• Agricultural
• Commercial
• Tax Exempt Loans
• Commercial Revolving Credit
• Letters of Credit
• Direct Leases
6. ATM Card	6. ITI
7. Debit Card	7. ITI
8. Safe Deposit Box	8. ITI
9. Payment Protection (CGLI)	9. ITI
• Single Life (1 sale)
• Joint Life (2 sales)
• Disability (1 sale)
• Single Life/Disability (2 sales)
• Joint Life/Disability (3 sales)
9. Elan Credit Card*	9. Elan Report
• Consumer
• Merchant
10. Investments*	10. Primevest File*
• Network Trades
11. Online Banking	11. Corillian File
12. Online Bill Pay	12. Corillian File
13. Online Business Banking*	13. H&S File*
14. Insurance Policies*	14. Insurance File*
• New Property & Casualty Policies/Endorsements

15. Wealth Management *	15. Wealth Mgmt File*
16. Community First Mortgage*	16. Wells Fargo File*

Products NOT Qualifying:
1. Commercial Floor Plans
2. Indirect Loans
3. New non-Property & Casualty Insurance Policies/Endorsements
4. Renewal Insurance Policies
5. Investment Direct Trades
6. Checking and Savings account upgrades
7. Loan and certificates automatically renewed

*In development

2003 CFB Balanced Scorecard

Performance Measurement Schedule

(Changes made from the 2002 scorecard to the 2003 scorecard are highlighted in blue.)

Measure	Weighting	Payout Scale	Score	Bonus Points

Sales/FTE/Week	15.0%	3.00	10.00	Add 1 point for each .05 increment above 5.25
		3.25	20.00
		3.50	30.00
		3.75	40.00
		4.00	50.00
		4.25	60.00
		4.50	70.00
		4.75	80.00
		5.00	90.00
		5.25	100.00

Net Controllable Revenue/FTE	20.0%	$200,000	10.00	Add 1 point for each $1,000 increment over $272,000
		$208,000	20.00
		$216,000	30.00
		$224,000	40.00
		$232,000	50.00
		$240,000	60.00
		$248,000	70.00
		$256,000	80.00
		$264,000	90.00
		$272,000	100.00

Controllable NII/FTE	20.0%	$45,000	10.00	Add 1 point for each $1,000 increment over $62,100
		$46,900	20.00
		$48,800	30.00
		$50,700	40.00
		$52,600	50.00
		$54,500	60.00
		$56,400	70.00
		$58,300	80.00
		$60,200	90.00
		$62,100	100.00

Net Controllable Revenue $ Growth	20.0%	2.0%	10.00	Add 1 point for each .1% increment above 8.0%
		2.7%	20.00
		3.3%	30.00
		4.0%	40.00
		4.7%	50.00
		5.4%	60.00
		6.0%	70.00
		6.7%	80.00
		7.4%	90.00
		8.0%	100.00

Credit Goal Score	15.0%	3.5	10.00	Add 1 point for each .05 increment below 2.0
		3.3	20.00
		3.2	30.00
		3.0	40.00
		2.8	50.00
		2.7	60.00
		2.5	70.00
		2.3	80.00
		2.1	90.00
		2.0	100.00

Online Personal Banking [# new enrollees]	3%	4,000	10.00	Add 1 point for each 100 increment over 13,000
		5,000	20.00
		6,000	30.00
		7,000	40.00
		8,000	50.00
		9,000	60.00
		10,000	70.00
		11,000	80.00
		12,000	90.00
		13,000	100.00

Online Business Banking [# new enrollees]	3%	750	10.00	Add 1 point for each 30 increment over 3,000
		1,000	20.00
		1,250	30.00
		1,500	40.00
		1,750	50.00
		2,000	60.00
		2,250	70.00
		2,500	80.00
		2,750	90.00
		3,000	100.00

Debit Card Penetration [# increased transactions]	4%	1,700,000	10.00	Add 1 point for each 20,000 increment over 2,825,000
		1,825,000	20.00
		1,950,000	30.00
		2,075,000	40.00
		2,200,000	50.00
		2,325,000	60.00
		2,450,000	70.00
		2,575,000	80.00
		2,700,000	90.00
		2,825,000	100.00